Exhibit 10.1

EXECUTION VERSION

SHARE AND VOTING AGREEMENT

This SHARE AND VOTING AGREEMENT (this “Agreement”), is dated as of May 2, 2011, by and among PPR S.A., a “société anonyme à conseil d’administration” (a corporation with a board of directors) organized under the laws of France (“Parent”), TRANSFER HOLDING, INC., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent (“Purchaser”), Richard R. Woolcott and René R. Woolcott in their capacity as stockholders of the Company (collectively, the “Stockholders” and each individually, a “Stockholder”).

W I T N E S S E T H

WHEREAS, Parent, Purchaser and Volcom, Inc., a Delaware corporation (the “Company”), have, immediately prior to the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date of this Agreement (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, Purchaser to commence a cash tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share of the Company (the “Common Stock”), followed by the subsequent merger of Purchaser with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent, in each case, on the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner of the number of shares of Common Stock set forth opposite the name of such Stockholder on Schedule 1 hereto (such shares, together with any shares of Common Stock or other voting capital stock of the Company acquired by such Stockholder after the execution of this Agreement, the “Owned Shares”); and

WHEREAS, as a condition to Parent’s and Purchaser’s willingness to enter into and perform its obligations under the Merger Agreement, Parent and Purchaser have required that each Stockholder agree, and each Stockholder has agreed, (i) to tender into the Offer (and not withdraw) all of such Stockholder’s Owned Shares, whether upon the exercise of options, conversion of convertible securities or otherwise and any other voting securities of the Company (whether acquired prior to or after the execution of this Agreement) that are beneficially owned by such Stockholder or over which such Stockholder has, directly or indirectly, the right to vote (collectively, the “Voting Shares”); (ii) that in the event that a vote of the Company’s stockholders is required in furtherance of the Merger Agreement or the transactions contemplated thereby, including the Merger, each Stockholder shall vote all of his Voting Shares in favor of any such proposal; and (iii) to take the other actions described in this Agreement; and

WHEREAS, each Stockholder desires to express his support for the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Agreement to Tender and Vote; Irrevocable Proxy.

1.1. Agreement to Tender.

(a) As promptly as practicable after the commencement of the Offer, and in any event no later than the 10th business day following the commencement of the Offer, each Stockholder shall irrevocably and unconditionally tender into the Offer all of the Owned Shares owned by such Stockholder on or prior to the 10th business day following the commencement of the Offer, free and clear of all Liens that would prevent such Stockholder from tendering his shares in accordance with this Agreement or otherwise complying with his obligations under this Agreement. If such Stockholder acquires any Owned Shares after the 10th business day following the commencement of the Offer (including during a subsequent offering period, if any), such Stockholder shall irrevocably and unconditionally tender into the Offer such Owned Shares on the same date that he acquires such Owned Shares.

(b) Each Stockholder agrees that once Owned Shares are tendered into the Offer, he shall not, and shall not be permitted to, withdraw the tender of such Owned Shares previously tendered unless the Offer has been terminated or has expired, in each case, in accordance with the terms of the Merger Agreement, or this Agreement has been terminated in accordance with Section 5.1. Each Stockholder shall not, and shall not be permitted to, tender, or cause to be tendered, his Owned Shares into any tender offer or exchange offer other than the Offer.

1.2. Agreement to Vote. During the term of this Agreement, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement of such meeting, each Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of his Voting Shares (to the extent not purchased in the Offer) (a) in favor of adoption and approval of (i) the Merger Agreement and all the transactions contemplated by the Merger Agreement, including the Merger, and (ii) any other matter that is required to facilitate the consummation of the transactions contemplated by the Merger Agreement and in connection with the Merger Agreement, including the execution of any documents which are necessary or appropriate in order to effectuate the foregoing; and (b) against (i) any Competing Proposal and any agreement or arrangement related to any Competing Proposal and (ii) any action or agreement (other than an adjournment of the stockholders meeting of the Company which is recommended by the Company Board of Directors in accordance with the terms of the Merger Agreement) that would be reasonably expected to impair the ability of Parent and Purchaser to complete the Offer or the Merger or the ability of the Company to consummate the Merger or that would otherwise be inconsistent with, or reasonably be expected to prevent, impede or delay, the consummation of the transactions contemplated by the Merger Agreement. The obligations of the Stockholder specified in this Section 1.2 shall apply whether or not the Offer, the Merger or any action described above is recommended by the Company Board of Directors (or any committee thereof).

1.3. Irrevocable Proxy.

(a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and any designee of Parent and each of Parent’s officers, as such Stockholder’s attorney, agent and proxy with full power of substitution and resubstitution, to the full extent of such Stockholder’s voting rights with respect to the Voting Shares, to vote all the Voting Shares or grant a consent or approval, at any meeting of the stockholders of the Company and in any action by written consent of the stockholders of the Company on the matters described in Section 1.2, and in accordance therewith. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE PROXY AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM STOCKHOLDER MAY TRANSFER ANY SHARES.

(b) Each Stockholder revokes all other proxies and powers of attorney, with respect to all of the Voting Shares that may have heretofore been appointed or granted with respect to any matters covered by Section 1.2, and no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by the Stockholders, except as required by any letter of transmittal in connection with the Offer.

(c) Each Stockholder shall execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.

(d) Any such proxy or power of attorney granted pursuant to this Section 1.3 shall automatically terminate upon the valid termination of this Agreement in accordance with Section 5.1.

(e) Notwithstanding the foregoing, each Stockholder shall retain at all times the right to vote such Stockholder’s Voting Shares in such Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in Section 1.2 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

2. Representations and Warranties. Each Stockholder hereby represents and warrants to Parent and Purchaser as follows:

2.1. Power; Due Authorization; Binding Agreement. Each Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform his obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, except for withdrawal rights that may be required by U.S. federal securities laws, constitutes a valid and binding agreement of such Stockholder, enforceable against him in accordance with its terms.

2.2. Ownership of Shares. On the date of this Agreement, the shares of Common Stock set forth opposite each Stockholder’s name on Schedule 1 are owned beneficially by such Stockholder and include all of the shares of Common Stock owned beneficially by such Stockholder, free and clear of any Liens that would prevent such

Stockholder from tendering his shares in accordance with this Agreement or complying with his other obligations under this Agreement. As of the date of this Agreement, each Stockholder has and, as of immediately prior to the expiration of the Offer, each Stockholder will have sole voting and dispositive power with respect to the Owned Shares and will be entitled to dispose of the Owned Shares.

2.3. No Conflicts. The execution and delivery of this Agreement by each Stockholder does not, and the performance of the terms of this Agreement by such Stockholder will not, (a) require such Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Entity (other than a filing on Schedule 13D), (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on such Stockholder or his properties or assets, (c) except for withdrawal rights that may be required by the U.S. federal securities laws, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or pursuant to which any of his properties or assets are bound or (d) violate any other agreement to which such Stockholder is a party, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust. The Voting Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

2.4. Acknowledgment. Each Stockholder understands and acknowledges that each of Parent and Purchaser is entering into the Merger Agreement in reliance upon the such Stockholder’s execution, delivery and performance of this Agreement.

3. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby represents and warrants to the Stockholders as follows:

3.1. Power; Due Authorization; Binding Agreement. Parent and Purchaser are each corporations duly organized, validly existing and in good standing under the laws of their jurisdiction of organization. Parent and Purchaser have full corporate power and authority to execute and deliver this Agreement, to perform their obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser, and no other proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and constitutes a valid and binding agreement of Parent and Purchaser.

3.2. No Conflicts. The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of the terms of this Agreement by Parent and Purchaser will not, (a) require Parent and Purchaser to obtain the consent or approval of, or make any filing with or notification to, any Governmental Entity (other than a filing on Schedule 13D), (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Parent and Purchaser or its properties or assets, (c) except as may otherwise be required by federal securities laws, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent and Purchaser or pursuant to which any of its or its Subsidiaries’ respective assets are bound or (d) violate any other material agreement to which Parent and Purchaser or any of its Subsidiaries is a party.

4. Certain Covenants of the Stockholders. Each Stockholder hereby covenants and agrees with Parent and Purchaser as follows:

4.1. Restriction on Transfer. From the date of this Agreement and until the termination of this Agreement in accordance with Section 5.1, except as expressly contemplated by Section 1, each Stockholder shall not, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Voting Shares (any such action, a “Transfer”); provided that nothing in this Agreement shall prohibit the exercise by such Stockholder of any options to purchase Voting Shares, (ii) grant any proxies or powers of attorney with respect to any Voting Shares, deposit any Voting Shares into a voting trust or enter into a voting agreement with respect to any Voting Shares, (iii) take any action that would cause any representation or warranty of such Stockholder contained herein to become untrue or incorrect, in each case, in any material respect, or would reasonably be expected to have the effect of preventing or disabling such Stockholder from performing his obligations under this Agreement or (iv) commit or agree to take any of the foregoing actions. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, each Stockholder may make Transfers of Voting Shares by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations; provided, that, each transferee agrees in writing to be bound by the terms of this Agreement applicable to such Stockholder and to hold such Voting Shares subject to all the terms and provisions of this Agreement to the same extent as such terms and provisions bound the Stockholder from whom the Voting Shares were Transferred. If any involuntary Transfer of any of the Voting Shares shall occur, the transferee (which term, as used herein, shall include the initial transferee and any and all subsequent transferees of the initial transferee) shall take and hold such Voting Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

4.2. Additional Shares. Each Stockholder hereby agrees, during the term of this Agreement, to promptly notify Parent and Purchaser of any new Voting Shares acquired by such Stockholder, if any, after the execution of this Agreement. Any such shares shall be subject to the terms of this Agreement as though owned by the Stockholders on the date of this Agreement. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Owned Shares” and “Voting Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3. Stockholder Capacity. Each Stockholder is entering into this Agreement solely in his capacity as the beneficial owner of the Owned Shares and not in his capacity as a director or officer of the Company. Nothing herein shall limit or affect any actions taken by each Stockholder in his capacity as a director or officer of the Company.

4.4. No Solicitation. Each Stockholder is aware of the obligations and commitments of the Company and its officers, directors and other Representatives under Section 5.2 of the Merger Agreement.

4.5. Dissenter’s Rights. Each Stockholder agrees not to exercise, nor to cause the exercise of, any dissenter’s right in respect of the Voting Shares which may arise with respect to the Merger.

4.6. Documentation and Information. Each Stockholder (i) consents to and authorizes the publication and disclosure by Parent and Purchaser of their identities and holdings of the Owned Shares, and the nature of the Stockholders’ commitments, arrangements and understandings under this Agreement, in any press release, the Offer Documents or any other disclosure document required in connection with the Offer, the Merger or any transactions contemplated by the Merger Agreement, and (ii) agrees as promptly as practicable to give to Parent and Purchaser any information reasonably related to the foregoing as either may reasonably require for the preparation of any such disclosure documents. As promptly as practicable, each Stockholder shall notify Parent and Purchaser of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent such Stockholder becomes aware that any have become false or misleading in any material respect.

4.7. Further Assurances. From time to time, at the request of Parent and Purchaser and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

5. Termination.

5.1. Termination of this Agreement. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) any reduction of the Offer Price or (iv) any change in the form of consideration payable in the Offer or the Merger.

5.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from any liability for any breach of this Agreement occurring prior to such termination.

6. Miscellaneous.

6.1. Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.2. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties to this Agreement.

6.3. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Purchaser, to:

PPR S.A.

10 avenue Hoche

75381 Paris Cedex 08

Attention:  Todd Hymel

Facsimile:   +33 1 45 64 64 04

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:  Mark Gordon, Esq.

Facsimile:  (212) 403-2000

If to a Stockholder, to the address listed for the applicable Stockholder on the signature page hereto:

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626-1925

Attention:  Cary K. Hyden

                  Michael A. Treska

Facsimile:  (714) 755-8290

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient if received prior to 5 P.M., local time, in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

6.4. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, APPLICABLE

TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 6.3 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 6.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

6.5. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Stockholder agrees that Parent and Purchaser shall be entitled (in addition to any other remedy available to it, including monetary damages) to specific performance of this Agreement and injunctive and other equitable relief. Each Stockholder further agrees that neither Parent nor Purchaser (nor any other Person) shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.5.

6.6. No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties; provided that Parent and Purchaser may assign any of or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 6.6 shall be null and void.

6.7. Counterparts. This Agreement may be executed in counterparts (including by facsimile) (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 6.7 provided that receipt of copies of such counterparts is confirmed.

6.8. Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

6.9. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PPR S.A.

By:	/s/ Jean-Francois Palus
Name:	Jean-Francois Palus
Title:	Deputy Chief Executive Officer and Chief Financial Officer

Transfer Holding, Inc.

By:	/s/ Jean-Francois Palus
Name:	Jean-Francois Palus
Title:	Chief Executive Officer

Richard R. Woolcott

By:	/s/ Richard R. Woolcott
Name:	Richard R. Woolcott
Address:	1740 Monrovia Avenue Costa Mesa, CA 92627

René R. Woolcott

By:	/s/ René R. Woolcott
Name:	René R. Woolcott
Address:	1740 Monrovia Avenue Costa Mesa, CA 92627

[Signature Page to Share and Voting Agreement]

SCHEDULE 1

Details of Ownership

Stockholder	Owned Shares

Richard R. Woolcott	2,500,932
René R. Woolcott	1,064,765